Exhibit 23.1

MasTec, Inc.

Coral Gables, FL

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2013, relating to the consolidated financial statements and the effectiveness of MasTec, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ BDO USA, LLP

BDO USA, LLP

Miami, Fl

May 31, 2013